RESOLUTION

RESOLVED that effective May 7, 1997 the first sentence of Article III, Sectin 1 of the Bylaws of PrimeSource Corporation are hereby amended to read as follows:
" The number of directors which shall constitute the Board of Directors shall be nine (9)."